Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Second Quarter 2026 Results
•Revenue in the second quarter of $319.7 million, a 130% increase compared to the same period of 2025, ahead of consensus street expectations
•Net Income was $14.3 million in the second quarter, compared to a net loss of $58.5 million in the same period of 2025, ahead of consensus street expectations
•Earnings per share of $0.07, compared to a loss per share of $0.63 in the second quarter of 2025
•Adjusted EBITDA in the second quarter of $21.8 million, a 57% increase compared to the same period of 2025, ahead of consensus street expectations
•Bookings of $151.0 million in the second quarter, a 38% increase compared to the same period of 2025
•Backlog of $2.6 billion in the second quarter, a 533% increase compared to the same period of 2025
•Secured an additional 1 gigawatt of steam turbines from Siemens Energy for fast delivery in anticipation of our next data center project
•Total global pipeline exceeds $14.0 billion
•Announced authorized share repurchase program of up to $50 million
•Announced repurchase of remaining $61.8 million of outstanding bonds due December 2026 in August 2026

Q2 2026 Financial Highlights and Outlook

–Revenue of $319.7 million, compared to revenue of $138.9 million in the second quarter of 2025
–Net income of $14.3 million, compared to a net loss of $58.5 million in the second quarter of 2025
–Adjusted Net Income, which excludes non-cash warrants and other stock costs, was $9.1 million in the second quarter
–Earnings per share of $0.07, compared to a loss per share of $0.63 in the second quarter of 2025
–Adjusted EBITDA of $21.8 million, compared to adjusted EBITDA of $13.9 million in the second quarter of 2025
–Company raises full year 2026 Adjusted EBITDA target range to $80.0 million to $105.0 million

(AKRON, Ohio – August 10, 2026) – Babcock & Wilcox Enterprises, Inc. ("B&W", "Babcock & Wilcox" or the "Company") (NYSE: BW) announced its financial results for the second quarter of 2026.

"During the second quarter of 2026, we delivered strong operating results while displaying continued core business momentum, as second quarter revenue, net income and Adjusted EBITDA exceeded Company and consensus street expectations. The growing need for reliable electricity from AI data centers, utilities, industrial customers and expanding economies is accelerating investment in power generation capacity, driving strong demand for our core parts and services, environmental technologies as well as coal and natural gas-fired generation solutions,” commented Kenneth Young, B&W’s Chairman and Chief Executive Officer. "We continue active discussions on other AI data center opportunities and have placed additional orders with Siemens Energy to secure and deliver an additional 1 gigawatt of steam turbines in the next 12 to 15 months to secure speed to markets. This increase in global energy demand positions us for sustained success across our higher-margin Global Parts and Services business and provides B&W with a strong outlook for the second half of 2026 and beyond. Continued execution of our strategic objectives is delivering results, positioning B&W to capitalize on strong global demand for baseload generation and behind-the-meter data center projects."

"Additionally, our first data center project with Base Electron is progressing ahead of expectations and on budget, and manufacturing of the boilers and steam turbines and other long-lead-time components are progressing quickly. The permitting process is underway as we work to provide our proven natural gas-fired boilers and related technologies, alongside Siemens Energy steam turbine systems. This progression with Base Electron further demonstrates our ability to rapidly deploy power solutions, which is a key differentiator that enhances our competitive position in pursuing other data center opportunities."

"During the second quarter of 2026, our strong financial results included meaningful growth in net income as well as robust development of our bookings and backlog. As our business expands, we continue hiring in our engineering, business and project development organizations as well as increasing availability of qualified skilled welders and electricians. We are continuing to experience positive momentum at B&W, as we continue to convert our global pipeline of identified project opportunities. In July, we announced that our Board of Directors authorized a share repurchase program of up to $50 million, which reflects confidence in our balance sheet and our strategic approach to building shareholder value. In addition, we have raised the upper end of our 2026 Adjusted EBITDA target range to $80.0 million to $105.0 million, reflecting the continued momentum across our business and confidence in additional opportunities ahead. We remain intently focused on our strategic vision and remain optimistic that we will continue to execute on our existing pipeline while maintaining viability for future expansion as we move forward."

Q2 2026 Financial Summary

Revenues in the second quarter of 2026 were $319.7 million versus revenues of $138.9 million in the second quarter of 2025, primarily driven by an increase in large project volume, including $100.7 million from Base Electron. Operating income in the second quarter of 2026 was $11.8 million, compared to operating income of $7.0 million in the second quarter of 2025. Net income in the second quarter of 2026 was $14.3 million, compared to a net loss of $58.5 million in the second quarter of 2025, driven by the improvement in the operating income results. We benefited from a reduction to interest expense of $6.0 million, change in fair value of customer warrants of $5.9 million and a decrease to tax expense of $5.1 million. Earnings per share in the second quarter of 2026 was $0.07 compared to a loss per share of $0.63 in the second quarter of 2025. Adjusted EBITDA was $21.8 million, an increase compared to $13.9 million in the second quarter of 2025.

Reconciliations of the non-GAAP measures of Adjusted EBITDA and adjusted net income (loss) to the most directly comparable GAAP measures are provided in the exhibits to this release. See “Bookings and Backlog” below for important information regarding our calculation and presentation of those metrics.

Liquidity and Balance Sheet

At June 30, 2026, the Company had secured debt and bonds of $239.8 million, and a cash, cash equivalents and restricted cash balance of $382.8 million. During the quarter B&W announced the repurchase of the remaining $61.8 million of outstanding December 2026 bonds in August 2026.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, August 10, 2026 at 5 p.m. ET to discuss the Company's second quarter 2026 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 461-5787; the dial-in number for participants in Canada is (365) 657-4084; the dial-in number for participants in all other locations is (585) 542-9983. The conference ID for all participants is 808869498. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, stock-based compensation, restructuring activities, impairments, gains and losses on debt extinguishment, legal and settlement costs, and costs related to financial consulting. In addition, the Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before overhead and other expenses not attributable to the operating performance of the Company.

The Company also presents the non-GAAP financial measure of adjusted net income, which excludes $(5.2) million of non-cash warrants and other stock-related costs, as management believes it is a useful measure for investors to accurately reflect the impact of recent stock price growth on costs related to customer warrants and stock-based compensation.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measures of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new-build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods and that shorter-term changes in bookings may not necessarily indicate a material trend.

Pipeline

Pipeline represents our uncontracted, potential opportunities, which have been identified and are in active discussions, that could reach a decision to proceed over the next 36 months. Pipeline is an internal metric monitored by management to understand the anticipated growth of our Company and our estimated future revenue, which may increase or decrease from time to time.

We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, changing interest rates and foreign exchange rate volatility, current and potential tariff actions, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East), and global shipping and supply chain disruptions that continued to have an impact across 2026. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. Additionally, an increase in power demand has caused a shortfall in skilled labor, such as welders and electricians. These labor constraints increase construction costs and affected productivity. To the extent these conditions persist, they may adversely impact future project execution and operating results.

We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. These forward-looking statements include, without limitation, statements regarding expected demand, our pipeline, technology, and opportunities. You should not place undue reliance on these statements. Forward-looking statements may include words such as "expect," "intend," "plan," "likely," "seek," "believe," "project," "forecast," "target," "goal," "potential," "estimate," "may," "might," "will," "would," "should," "could," "can," "have," "due," "anticipate," "assume,"

"contemplate," "continue" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management's current expectations and involve a number of risks and uncertainties, including, but not limited to: the potential for future conditions that could raise substantial doubt as to our ability to continue as a going concern, which has occurred in the past; our obligation to refinance or repay our 6.50% Senior Notes prior to their maturity; risks associated with contractual pricing in our industry; disputes with customers with long-term contracts; the performance of third parties' and subcontractors' on whom we rely; disruptions at our or third-party manufacturing facilities; our ability to execute our growth strategy; our evaluation of strategic alternatives; our ability to deliver our backlog on time or at all; professional liability, product liability, warranty or other claims; inadequate insurance coverage; our ability to compete successfully against current and future competitors; our development of new products; cyclical and economic impacts on demand for our products; compliance with government regulations; legislative and regulatory developments impacting our business; supply chain issues; the financial and other covenants in our debt agreements; our ability to maintain adequate bonding and letter of credit capacity; impairment to our goodwill or other indefinite-lived intangible assets; our exposure to credit risk; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; failure to comply with data and privacy laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems or defend against cybersecurity attacks, we may be subject to government or private actions due to breaches; failure to protect our intellectual property rights, or inability to obtain or renew licenses to use intellectual property of third parties; uncertainty over tariffs and their impacts; sanctions and export controls; international political, economic and other uncertainties; fluctuations in the value of foreign currencies could harm our profitability; volatility of the market price and trading volume of our common stock; dilution of our common shareholders' ownership or voting power; the significant influence of B. Riley over us; anti-takeover provisions in our corporate documents; changes in tax rates or tax law; our ability to use NOL and certain tax credits; failure to maintain effective internal control over financial reporting; new accounting pronouncements or changes in existing accounting standards and practices; our ability to attract and maintain key personnel; our relationship with labor unions; pension and medical expenses associated with our retirement benefit; natural disasters or other events beyond our control; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our Annual Report and Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

About B&W Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Cameron Frymyer, Chief Financial Officer	Ryan Cornell, Public Relations Lead
Babcock & Wilcox Enterprises, Inc.	Babcock & Wilcox Enterprises, Inc.
330.860.6176 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations (1)
(Unaudited)

(In millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$319.7	$138.9	$534.1	$287.5
Costs and expenses:
Cost of operations	273.1	97.4	444.0	218.2
Selling, general and administrative expenses	33.7	33.3	78.1	61.6
Research and development costs	0.6	0.9	1.4	1.3
Impairment of long-lived assets	—	—	—	1.0
Loss on asset disposals, net	0.6	0.2	0.5	0.2
Total costs and expenses	307.9	131.8	524.0	282.3
Operating income	11.8	7.0	10.1	5.2
Other (expense) income:
Interest expense	(5.0)	(11.0)	(9.5)	(22.0)
Interest income	0.8	0.5	1.4	0.8
Loss on debt extinguishment	—	—	(0.1)	—
Benefit plans, net	0.4	(0.8)	0.9	(1.6)
Foreign exchange	—	1.6	(0.1)	1.2
Change in fair value of customer warrants	5.9	—	(64.4)	—
Other expense, net	(0.6)	(0.8)	(0.7)	(0.7)
Total other income (expense), net	1.4	(10.4)	(72.4)	(22.3)
Income (loss) before income tax (benefit) expense	13.2	(3.4)	(62.3)	(17.1)
Income tax (benefit) expense	(1.1)	4.0	3.1	5.9
Income (loss) from continuing operations	14.3	(7.4)	(65.4)	(23.1)
Income (loss) from discontinued operations, net of tax	—	(51.1)	2.7	(57.4)
Net income (loss) attributable to stockholders	14.3	(58.5)	(62.7)	(80.5)
Less: Dividend on Series A Preferred Stock	3.7	3.7	7.4	7.4
Net income (loss) attributable to stockholders of common stock	$10.5	$(62.2)	$(70.1)	$(87.9)

Basic earnings (loss) per share:
Continuing operations	$0.07	$(0.11)	$(0.53)	$(0.31)
Discontinued operations	—	(0.52)	0.02	(0.58)
Basic earnings (loss) per share	$0.07	$(0.63)	$(0.51)	$(0.89)

Diluted earnings (loss) per share:
Continuing operations	$0.07	$(0.11)	$(0.53)	$(0.31)
Discontinued operations	—	(0.52)	0.02	(0.58)
Diluted earnings (loss) per share	$0.07	$(0.63)	$(0.51)	$(0.89)

Shares used in the computation of earnings (loss) per share:
Basic	142.3	98.7	138.1	98.3
Diluted	154.5	98.7	138.1	98.3

(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets (1)
(Unaudited)

(In millions)	June 30, 2026	December 31, 2025
Cash and cash equivalents	$308.6	$89.5
Current restricted cash	39.4	85.0
Accounts receivable – trade, net	170.7	118.4
Contracts in progress	90.6	72.8
Inventories, net	61.0	60.9
Customer contract asset current	11.5	8.3
Other current assets	43.5	35.9
Total current assets	725.4	470.7
Net property, plant and equipment, and finance leases	74.8	65.5
Goodwill	52.1	53.1
Intangible assets, net	13.4	15.3
Right-of-use assets	16.5	17.7
Long-term restricted cash	34.8	26.9
Deferred tax assets	0.9	0.9
Customer contract asset noncurrent	56.8	—
Other assets	24.9	12.9
Total assets	$999.6	$662.9
Accounts payable	$169.6	$69.2
Accrued employee benefits	10.3	4.6
Advance billings on contracts	81.5	112.0
Accrued warranty expense	3.9	3.6
Financing lease liabilities	2.0	1.9
Operating lease liabilities	3.6	3.8
Customer warrants	136.9	8.3
Other accrued liabilities	30.9	32.1
Current senior notes	61.4	83.9
Current borrowings	0.2	67.4
Total current liabilities	500.3	386.7
Senior Notes due 2030	147.9	151.0
Borrowings, net of current portion	67.4	18.9
Pension and other postretirement benefit liabilities	167.7	176.2
Finance lease liabilities, net of current portion	25.8	26.7
Operating lease liabilities, net of current portion	14.0	15.1
Deferred tax liability	10.5	10.7
Other noncurrent liabilities	8.7	9.2
Total liabilities	942.2	794.5

Stockholders' equity (deficit):
Preferred stock	0.1	0.1
Common stock	5.8	5.6
Capital in excess of par value	1,964.9	1,691.4
Treasury stock at cost	(128.9)	(115.9)
Accumulated deficit	(1,766.9)	(1,696.7)
Accumulated other comprehensive loss	(17.7)	(16.0)
Total stockholders' equity (deficit)	57.4	(131.5)
Total liabilities and stockholders' equity (deficit)	$999.6	$662.9

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (1)
(Unaudited)

(In millions)	Six Months Ended June 30,
	2026	2025
Operating Activities:
Net loss from continuing operations	$(65.4)	$(23.1)
Net income (loss) from discontinued operations	2.7	(57.4)
Net loss	(62.7)	(80.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	5.0	4.8
Impairment of long-lived assets	—	9.9
Amortization of deferred financing costs and debt premium	(1.7)	2.3
Amortization of guaranty fee	—	0.1
Amortization of customer warrants	4.1	—
Change in fair value of customer warrants	64.4	—
Non-cash operating lease expense	1.8	3.4
(Gain) loss on sale of business	(2.7)	35.8
Loss on debt extinguishment	0.1	—
Loss on asset disposals	0.5	0.3
Benefit from deferred income taxes, including valuation allowances	(0.2)	(0.5)
Prior service cost amortization for pension and postretirement plans	(0.9)	0.2
Stock-based compensation	14.8	1.5
Foreign exchange	0.1	(5.7)
Unrealized loss on securities	—	2.2
Bad dept expense	0.1	0.6
Changes in operating assets and liabilities:
Accounts receivable - trade, net	(60.9)	(2.6)
Contracts in progress	(17.8)	9.8
Other current and noncurrent assets	(6.2)	(3.0)
Advance billings on contracts	(30.5)	(1.1)
Inventories, net	(0.1)	(7.9)
Income taxes	(4.7)	—
Accounts payable	100.3	(0.9)
Accrued and other current liabilities	(0.9)	8.1
Accrued contract loss	(0.3)	(3.6)
Pension liabilities, accrued postretirement benefits and employee benefits	(0.8)	(6.9)
Other, net	(0.6)	(0.2)
Net cash provided by (used in) operating activities	0.4	(33.8)

Investing Activities:
Purchase of property, plant and equipment	(13.7)	(7.1)
Proceeds from sale of business and assets	3.9	20.1
Purchases of securities	(2.9)	(4.7)
Sales and maturities of securities	2.9	2.3
Net cash (used in) provided by investing activities	(9.9)	10.6

Financing Activities:
Borrowings on loan payable	11.0	53.4
Repayments on loan payable	(29.7)	(46.6)
Buyback of Senior Notes due 2026	(23.0)	—
Finance lease payments	(0.9)	(0.8)
Payment of Preferred Stock dividends	(7.4)	(3.7)
Employee tax withholding on stock-based compensation	(8.0)	—
Issuance of common stock, net	259.8	5.5
Payment of non-controlling interest dividends	—	(0.1)
Repurchase of common stock	(5.0)	—
Debt issuance costs	(5.3)	(5.1)
Net cash provided by financing activities	191.4	2.6
Effects of exchange rate changes on cash	(0.5)	0.3
Net increase (decrease) in cash, cash equivalents and restricted cash	181.5	(20.3)
Cash, cash equivalents and restricted cash at beginning of period	201.4	131.1
Cash, cash equivalents and restricted cash at end of period	$382.8	$110.8

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA (1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Income (loss) from continuing operations	$14.3	$(7.4)	$(65.4)	$(23.1)
Interest expense, net	4.3	10.5	8.1	21.3
Income tax (benefit) expense	(1.1)	4.0	3.1	5.9
Depreciation & amortization	2.5	2.1	5.0	4.4
EBITDA	19.9	9.2	(49.2)	8.6

Impairment of long-lived assets	—	—	—	1.0
Benefit plans, net	(0.4)	0.8	(0.9)	1.6
Loss on asset disposals, net	0.6	0.2	0.5	0.2
Stock-based compensation	1.6	0.8	14.8	1.5
Restructuring activities	2.0	—	2.5	0.1
Loss on debt extinguishment	—	—	0.1	—
Settlements and related legal costs	—	0.5	—	0.5
Foreign exchange	—	(1.6)	0.1	(1.2)
Financial advisory services	0.3	3.3	0.7	5.2
Customer warrant amortization	3.1	—	4.1	—
Change in fair value of customer warrants	(5.9)	—	64.4	—
Other-net	0.6	0.8	0.7	0.5
Adjusted EBITDA	$21.8	$13.9	$37.8	$17.9

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Net Income (loss) (1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$14.3	$(58.5)	$(62.7)	$(80.5)
Stock appreciation rights (2)	(0.3)	—	6.5	—
Customer warrants (3)	(4.9)	—	70.9	—
Adjusted net income (loss)	$9.1	$(58.5)	$14.7	$(80.5)

(1) Figures may not be clerically accurate due to rounding.
(2) Stock appreciation rights issued in 2018 for target stock price of $22.50 and $25.00 to certain employees and former employees whose value was significantly increased by the Company’s increased share value. The change in fair value of the stock appreciation rights was $(0.5) million and $5.9 million for the three and six months ended June 30, 2026, increased by the tax effect of $0.2 million and $0.6 million for the three and six months ended June 30, 2026, respectively.
(3) These customer warrants were issued to Base Electron and Applied Digital in November 2025 and February 2026. The amount includes the variance in warrant value at quarter-end compared to the original valuation at grant of the awards which is reported separately as expense in the calculation of income (loss). This also includes amortization of the cost of the warrants reported as a reduction in revenue for the period. The tax effect of these adjustments is a decrease of $2.1 million and an increase of $2.4 million for the three and six months ended June 30, 2026, respectively.